Exhibit 99.1
Twitter Q3 2020 Shareholder Letter
San Francisco, CA
October 29, 2020
Except as otherwise stated, all financial results discussed below are presented in accordance with generally accepted accounting principles in the United States of America, or GAAP. As supplemental information, we have provided certain non-GAAP financial measures in this letter’s supplemental tables, and such supplemental tables include a reconciliation of these non-GAAP measures to our GAAP results. All growth rates referenced below are year over year unless otherwise indicated. The sum of individual metrics may not always equal total amounts indicated due to rounding.
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Highlights
•Advertisers significantly increased their investment on Twitter in Q3, engaging our larger audience around the return of events and increased product launches, driving revenue to $936 million, up 14% year over year.
•Average monetizable DAU (mDAU) grew 29% year over year to 187 million, driven by global conversation around current events and product improvements. Average mDAU grew 1 million sequentially, reflecting increased retention across new and recently reactivated accounts due to the ongoing impact of product improvements.
•We made progress on our brand and direct response products, with updated ad formats, improved measurement, and better prediction. We continue to iterate on our revamped Mobile Application Promotion (MAP) offering and have decided to delay general availability until 2021, when we can integrate expected new industry-standard mobile privacy requirements.
Advertisers significantly increased their investment on Twitter in Q3, engaging our larger audience around the return of events and increased product launches, driving revenue to $936 million, up 14% year over year.
Total revenue was $936 million in Q3, an increase of 14%. Total US revenue was $513 million, an increase of 10%. Total international revenue was $424 million, an increase of 18%. Japan remains our second largest market, contributing $132 million, an increase of 3% in Q3.

Total advertising revenue was $808 million, an increase of 15%. Improved demand toward the end of Q2 continued throughout Q3 as advertisers around the world significantly increased their investment on Twitter, seeking to engage our larger audience around the return of events as well as increased and previously delayed product launches.

Data licensing and other revenue totaled $128 million, an increase of 5%, driven by continued growth in Developer and Enterprise Solutions (DES).

Operating income totaled $56 million, or 6% of total revenue, compared to $44 million, or 5% for the same period in 2019. We delivered net income of $29 million, net margin of 3%, and diluted EPS of $0.04.

Average monetizable DAU (mDAU) grew 29% year over year to 187 million, driven by global conversation around current events and product improvements. Average mDAU grew 1 million sequentially, reflecting increased retention across new and recently reactivated accounts due to the ongoing impact of product improvements.

Year-over-year growth in mDAU remained strong in Q3, with average mDAU of 187 million, up 29%. Growth continued to be broad-based, with double-digit growth rates in all top 10 markets and a healthy top of funnel. We grew US mDAU by 20% and international mDAU by 32%.

The year-over-year increase in mDAU was primarily driven by external factors, including increased global conversation around COVID-19, the run-up to US elections, and other current events. Our work to serve the public conversation, to help people find trusted sources of information, and to better organize and surface the many topics and interests that bring people to Twitter, helped us retain new and recently reactivated accounts in Q3. We also continue to benefit from the ongoing impact of product improvements, including continued increases in relevance across notifications, search, Explore, and the Home timeline.
We want to make it easier for people to find what they are looking for when they come to Twitter by better organizing content around Topics and Interests. We continued to grow the number of Topics people can follow to more than 5,100 in Q3, up approximately 25% quarter over quarter, with increased personalization of each Topic and an expanded variety of Topics, including more news and location-based Topics. The number of accounts following Topics also grew significantly, reaching 70 million by the end of Q3, up 40% quarter over quarter. Increased Topic relevance drove incremental favorites, Retweets, and account follows, all important indicators that people engage more on Twitter when we make it easier for them to find relevant information.
Another important goal is to make it easier to follow and participate in healthier conversations. We rolled out new conversation settings globally in Q3, giving people everywhere more control over the conversations they start on Twitter. Since launch, we’ve seen more than 15 million Tweets created with conversational controls. We also began experimenting in Q3 with a prompt that encourages people to read an article if they attempt to Retweet it without reading beyond the headline. People who Retweet articles now open them 33% more often before sharing. Tweets about a Tweet also add more to the conversation, so we’ve made them even easier to find by showing all Quote Tweets in the Tweet detail view and we now encourage people to add context before Retweeting.
We launched our US election hub in Q3 to surface accurate information and resources about the 2020 election. Now, if someone is in the US, they can see the hub at the top of their Explore tab with information that includes the latest election news from journalists and news outlets, a tool showing every candidate with an Election Label by state, live streams of major events like debates, and public service announcements that provide nonpartisan information to help voters participate in the election. We also expanded the types of political accounts that we label in Q3, with new labels for government and state-affiliated media accounts, and we made it easier to find trusted information about voting in the US by partnering with @VoteGov, @USAGov, and @EACgov to launch a search prompt that guides people to accurate voter registration information.
We've been working to provide additional context on trends as well by adding short descriptions, improved headlines, and pinned Tweets, so that people can get a quick sense for why something is trending when they’re in the Explore tab or tapping into a trend.
With sports and live entertainment events returning in Q3, we announced new live and on-demand video content partnerships that highlight our unique value proposition for content publishers, pairing premium video with real-time audience engagement. In Q3, we announced an updated and extended partnership with NBC Olympics in the US to amplify NBC Olympics’ vast coverage of the 2021 Tokyo Games and 2022 Beijing Games with a daily live studio program, a daily poll that empowers fans on Twitter to choose a live nightly 3- to 5-minute look-in on NBC’s broadcasts, and significant video highlights of the events’ most important moments. We also announced and executed a partnership with the WNBA to live-stream 10 regular-season games, marking the fourth consecutive season the league’s games were available on Twitter.
The return of the NBA on Twitter brought unique opportunities to engage fans who could not attend live games. The NBA and Twitter partnered to bridge the gap between players and fans by showcasing #NBATwitter fan cheers and Tweets courtside in the bubble. We also collaborated with Turner Sports to experiment with QR codes during NBA broadcasts on TNT to drive fans to an exclusive live second screen companion experience during the Playoffs. Michelob Ultra joined us, giving fans the opportunity to participate in #UltraMoments, a weekly video where fans could vote for their favorite celebrations. According to a recent study, 86% of NBA fans on Twitter agree that Twitter helps make up part of what's missing from attending games in person or watching with friends, leading to a 73% increase in Tweet volume during reopening day compared to the 2019 Christmas Day games.
The NFL also returned, and partnered with Twitter to enable fans and players to celebrate touchdowns and each game’s biggest moments together. During games, players see Tweets and videos from fans on a screen called the ”Showtime Cam,” allowing players and fans to interact in real time. After a big play, players could pose for the #ShowtimeCam as well. The NFL published all of the player celebrations to Twitter in real time.

Health also continues to be a top priority. Our work to reduce abuse, combat misinformation, and protect the integrity of civic-related conversations has never been more important. In the run-up to the 2020 US election, we have made significant changes to both product and enforcement to increase context and encourage more thoughtful consideration before Tweets are amplified:
•We expanded our civic integrity policy to address how we will handle misleading information that relates to elections. We will label Tweets that falsely claim a win for any candidate and will remove Tweets that encourage violence or call for people to interfere with election results and the operation of polling places.
•We are placing new prompts and more warnings on misleading Tweets. Now when people attempt to Retweet a Tweet with a misleading information label, they will see a prompt pointing them to credible information about the topic before they are able to amplify the original Tweet. Labeled Tweets are already de-amplified through our recommendation systems, and these new prompts give individuals more context on labeled Tweets so they can make more informed decisions on whether or not they want to amplify them. In addition to these prompts, we will now add additional warnings and restrictions on Tweets through a misleading information label on Tweets from US political figures (including candidates and campaign accounts), and US-based accounts with more than 100,000 followers or significant engagement.
•We are encouraging more consideration by preventing “liked by” and “followed by” recommendations from people you don’t follow from showing up in your timeline and not sending you notifications for these Tweets, and only surfacing trends in the “For You” tab in the US that include context.

These improvements are the latest in our comprehensive effort to apply the lessons learned from previous elections around the world to the 2020 US Election. As with any other product change, we will learn, observe, and iterate based on the impact of these changes, to inform both our strategy around future global elections and Twitter's overall product experience.

We made progress on our brand and direct response products, with updated ad formats, improved measurement, and better prediction. We continue to iterate on our revamped Mobile Application Promotion (MAP) offering and have decided to delay general availability until 2021, when we can integrate expected new industry-standard mobile privacy requirements.

We delivered $808M in ad revenue in Q3, a 15% year-over-year increase, largely driven by brands connecting to what’s happening on Twitter around the return of events as well as increased and previously delayed product launches.

We introduced a number of new ad formats and targeting improvements to better serve brands in Q3, including: a Branded Likes beta, which allows advertisers to customize the like button with animated brand imagery; the rebuild of our First View ad format, driving an average of 30-40% more impressions per advertiser; and the redesign of our Amplify pre-roll video ads, designed to drive better brand lift with more ways to match content with ads. We also began testing a new video optimization tool designed to deliver a lower cost per completed video view and launched a new third-party brand survey measurement tool for Promoted Spotlight and First View formats.

We also made good progress on our direct response roadmap in Q3, with updated ad formats and improved measurement and better prediction. We continue to make progress reducing click leakage on our website clicks objective, with better attribution for web clicks, reduced latency, and other ad format improvements that increase the quality of website traffic for our advertisers. For MAP, we initiated a 3- to 5- day “learning period” at the beginning of campaigns to allow our prediction models to learn and optimize campaign delivery. We’ve also seen good results from our Advanced Mobile Measurement (AMM) program, with participating advertisers increasing their average daily spend by almost 30% vs. previous levels.

We are seeing advertisers respond with increased investments in mobile app install ad campaigns on Twitter as a result of the significant improvements we’ve made in the last year. Improved ad formats, better measurement, and stronger prediction are delivering; nonetheless, we have decided to delay the general availability of our revamped MAP offering until 2021, when we can integrate expected new industry-standard mobile privacy requirements.

We see a clear path to driving more direct response advertising on Twitter over time. An improved MAP offering and more direct response ad formats could increase our addressable market and diversify our customer base, with more access to advertising demand that may be more resilient through an economic downturn, while building on our strengths in helping brands launch something new and connect with what’s happening.

For developers, we also introduced a new API in Q3, rebuilt from the ground up, and easier to use, with new features like conversation threading, poll results, pinned profile Tweets, spam filtering, and distinct tracks to serve different types of developers who use our platform, including academic researchers and business developers.

Q3 2020 FINANCIAL AND OPERATIONAL DETAIL
Revenue
Total revenue was $936 million in Q3, up 14%, due to a global, broad-based recovery in advertising revenue. US revenue was $513 million, an increase of 10%. Total international revenue was $424 million, an increase of 18%. Japan, our second largest market, had revenue of $132 million, up 3% compared to a decline of 19% in the previous quarter.
Total advertising revenue was $808 million, an increase of 15%. We saw strength throughout the quarter as advertisers around the world significantly increased their investment on Twitter, seeking to engage our larger audience around the return of events as well as increased and previously delayed product launches. In the last three weeks of Q3, ad revenue was up 19% year over year with fairly consistent daily growth rates during that period, a significant improvement from the 15% year-over-year decrease we saw in the last three weeks of Q2, and potentially a good demonstration of how we can perform when so many events and product launches are driving people and advertisers to Twitter.
Key results to note:
•By region, US advertising revenue totaled $428 million, an increase of 11% compared to a decrease of 25% last quarter, and international ad revenue was $381 million, up 20% compared to a decrease of 20% last quarter. We saw a broad-based global rebound, driven by an upswing in advertiser sentiment for digital ads in general and for Twitter’s solutions, the resumption of more events and product launches, and continued strength in markets that saw earlier recoveries from the pandemic.
•By ad objective, revenue from performance products grew faster than overall ad revenue, demonstrating the progress we are making on our roadmap and the value we were able to deliver to advertisers focused on two objectives: driving traffic to websites and downloading or reopening mobile apps. While we had an easier growth comparable from a year ago due to bugs that primarily impacted our legacy MAP product in Q3’19, we have made significant improvements to our performance product suite since that time. Across all objectives, ad formats with video continued to be the majority of our ad revenue in Q3.
•By sales channel, large to mid-tier customers continue to represent a sizable majority of our advertising revenue. Brands have found innovative ways to join in on the conversation and connect with their customers despite the pandemic. For example, knowing that working remotely hasn’t been a smooth transition for everyone, Slack encouraged remote workers to share their work-from-home success stories on Twitter. For every story shared, Slack donated $5 (up to $200K) to Year Up, a nonprofit empowering adults to find meaningful careers. The #WhenRemoteWorks campaign drove meaningful results for Slack, resulting in a 30% increase in brand conversation and a 10% increase in positive brand sentiment compared to the prior week.
•While relatively small, we believe our self-serve channel for small and mid-sized businesses remains a significant opportunity for Twitter. We increased focus and resourcing in Q3 across research, design, product, and engineering, and expect accelerated progress in early 2021.
Data licensing and other revenue totaled $128 million, an increase of 5%, driven by growth in DES. With many of our largest customers renewed for multiple years, we continue to explore new use cases and customer opportunities that leverage our improved APIs. MoPub continues to complement our owned and operated advertising opportunities for advertisers wishing to reach their customers on other publishers’ apps.
Advertising Metrics
Total ad engagements increased 27%, driven by strong growth in ad impressions due to our growing audience and increased demand for ads. Cost per engagement (CPE) decreased 9%, driven by price decreases across most ad formats. As a reminder, CPE is an output of our ads auction process, and will vary from one period to another based on geographic performance, auction dynamics, the strength of demand for various ad formats, and campaign objectives.

Expenses
Total costs and expenses (which include cost of revenue and all operating expenses) grew to $880 million in Q3. Expense growth of 13% was slightly higher than our expectations as COVID-related operational constraints, that previously limited our ability to invest, abated in Q3 and we incurred more revenue-related expenses due to the outperformance of advertising revenue.
By function:
•Cost of revenue grew 29% to $361 million, driven by infrastructure-related expenses, higher traffic acquisition costs, and higher personnel-related costs.
•Research and development expenses grew 17% to $209 million, primarily due to higher personnel-related costs as we continue to focus our investments on engineering, product, and design, and higher facilities and supporting overhead expenses.
•Sales and marketing expenses declined 5% to $215 million, primarily due to lower travel and marketing expenses.
•General and administrative expenses grew 1% to $95 million, primarily due to higher personnel-related costs, offset by lower travel expenses and lower facilities and related expenses. Please note that in July 2020, prior to our filing of our Form 10-Q for Q2 2020, we received a draft complaint from the Federal Trade Commission and subsequently recorded an expense of $150 million in the financial statements included in our Form 10-Q for Q2 2020. We did not record any incremental expense related to the draft complaint in Q3.
Stock-based compensation (SBC) expenses grew 18% to $116 million and was approximately 12% of total revenue compared to 19% of total revenue in the prior quarter. As a reminder, stock-based compensation expense is closely tied to headcount, timing of grants, and vesting. We ended Q3 with more than 5,400 employees worldwide.
Operating income was $56 million, or 6% of total revenue, compared to operating income of $44 million or 5% for the same period in 2019. The increase in year-over-year operating income is primarily due to the strong revenue we delivered.
We delivered net income of $29 million in Q3, representing a net margin of 3% and diluted EPS of $0.04. This compares to net income of $37 million, representing a net margin of 4% and diluted EPS of $0.05 in the same period of the previous year.
Balance Sheet and Statement of Cash Flows
We ended the quarter with approximately $7.7 billion in cash, cash equivalents, and marketable securities. Net cash provided by operating activities in the quarter was $215 million, a decrease from $336 million in the same period last year. As expected, capital expenditures grew sequentially and totaled $289 million, compared to $169 million in the same period last year, driven by infrastructure investments in data center build-outs to support audience growth and product innovation. We reported negative adjusted free cash flow of $74 million, compared to positive adjusted free cash flow of $167 million in the same period last year.
As a reminder, in early March we announced our intent to repurchase $2 billion of Twitter stock over time. We have not initiated this repurchase as of the end of Q3, largely due to the pandemic-driven disruption in our business and the uncertain economic environment; many of these considerations have eased.

Monetizable Daily Active Usage
Average mDAU was 187 million, an increase of 29%, primarily driven by global conversation around current events and ongoing product improvements. Growth continues to be broad-based, with double-digit growth rates in all top 10 markets and a healthy top of funnel. We grew US mDAU by 20% and international mDAU by 32%.
Audience and engagement surged in the last few weeks of Q1 as the COVID-19 pandemic became global and we have continued to maintain that larger audience in Q2 and Q3, due in large part to the ongoing impact of product improvements.
By region:
•Average US mDAU was 36 million for Q3, compared to 30 million in the same period of the previous year and compared to 36 million in Q2.
•Average international mDAU was 152 million for Q3, compared to 115 million in the same period of the previous year and compared to 150 million in Q2.
For more information regarding the non-GAAP financial measures discussed in this letter, please see "Non-GAAP Financial Measures" and "Reconciliation of GAAP to Non-GAAP Financial Measures" below.
Looking Ahead

As we look ahead to Q4, there is a lot to navigate — much of it unique to 2020. On the positive side, October looks a lot like September with events and product launches coming back and we are benefitting from all of the hard work we’ve done to make Twitter a must buy for advertisers looking to launch new products and services and connect with what’s happening. The strength and timing of the holiday shopping season is also likely to play out differently this year than it has historically, with a buying season that may be accelerated and even more digital than ever before.
As we approach the US election, however, it is hard to predict how advertiser behavior could change. In Q2, many brands slowed or paused spend in reaction to US civil unrest, only to increase spend relatively quickly thereafter in an effort to catch up. The period surrounding the US election is somewhat uncertain, but we have no reason to believe that September’s revenue trends can't continue, or even improve, outside of the election-related window.
We remain confident that our larger audience coupled with ongoing revenue product improvements, new events and product launches, and the tendency of advertisers to respond positively to the choices we have made as we have grown the service, can drive great outcomes over time.
Given improving business conditions, we also intend to continue investing in our most important work and expect total GAAP costs and expenses to grow closer to 20% year over year in Q4. Remember, that was our intention for the full year before the pandemic. We expect SBC expense to be relatively flat sequentially and we expect capex to remain over $250 million in Q4 as a result of our ongoing data center build-out.

Appendix
Third Quarter 2020 Webcast and Conference Call Details
Twitter will host a conference call today, Thursday, October 29, 2020, at 2pm Pacific Time (5pm Eastern Time) to discuss financial results for the third quarter of 2020. The company will be following the conversation about the earnings announcement on Twitter. To have your questions considered during the Q&A, Tweet your question to @TwitterIR using $TWTR. To listen to a live audio webcast, please visit the company’s Investor Relations page at investor.twitterinc.com. Twitter has used, and intends to continue to use, its Investor Relations website and the Twitter accounts of @jack, @nedsegal, @Twitter, and @TwitterIR as means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation FD.
Fourth Quarter Earnings Release Details
Twitter expects to release financial results for the fourth quarter and full year of 2020 on February 9, 2021. Further detail will be provided via press release.
About Twitter, Inc. (NYSE: TWTR)
Twitter is what's happening in the world and what people are talking about right now. From breaking news and entertainment to sports, politics, and everyday interests, see every side of the story. Join the open conversation. Watch live-streaming events. Available in more than 40 languages around the world, the service can be accessed via twitter.com, an array of mobile devices, and SMS. For more information, please visit about.twitter.com, follow @Twitter, and download both the Twitter and Periscope apps at twitter.com/download and periscope.tv.

A Note About Metrics
Twitter defines monetizable daily active usage or users (mDAU) as people, organizations, or other accounts who logged in or were otherwise authenticated and accessed Twitter on any given day through twitter.com or Twitter applications that are able to show ads. Average mDAU for a period represents the number of mDAU on each day of such period divided by the number of days for such period. Changes in mDAU are a measure of changes in the size of our daily logged in or otherwise authenticated active total accounts. To calculate the year-over-year change in mDAU, we subtract the average mDAU for the three months ended in the previous year from the average mDAU for the same three months ended in the current year and divide the result by the average mDAU for the three months ended in the previous year. Additionally, our calculation of mDAU is not based on any standardized industry methodology and is not necessarily calculated in the same manner or comparable to similarly titled measures presented by other companies. Similarly, our measures of mDAU growth and engagement may differ from estimates published by third parties or from similarly titled metrics of our competitors due to differences in methodology.
The numbers of mDAU presented in our earnings materials are based on internal company data. While these numbers are based on what we believe to be reasonable estimates for the applicable period of measurement, there are inherent challenges in measuring usage and engagement across our large number of total accounts around the world. Furthermore, our metrics may be impacted by our information quality efforts, which are our overall efforts to reduce malicious activity on the service, inclusive of spam, malicious automation, and fake accounts. For example, there are a number of false or spam accounts in existence on our platform. We have performed an internal review of a sample of accounts and estimate that the average of false or spam accounts during the third quarter of 2020 represented fewer than 5% of our mDAU during the quarter. The false or spam accounts for a period represents the average of false or spam accounts in the samples during each monthly analysis period during the quarter. In making this determination, we applied significant judgment, so our estimation of false or spam accounts may not accurately represent the actual number of such accounts, and the actual number of false or spam accounts could be higher than we have estimated. We are continually seeking to improve our ability to estimate the total number of spam accounts and eliminate them from the calculation of our mDAU, and have made improvements in our spam detection capabilities that have resulted in the suspension of a large number of spam, malicious automation, and fake accounts. We intend to continue to make such improvements. After we determine an account is spam, malicious automation, or fake, we stop counting it in our mDAU, or other related metrics. We also treat multiple accounts held by a single person or organization as multiple mDAU because we permit people and organizations to have more than one account. Additionally, some accounts used by organizations are used by many people within the organization. As such, the calculations of our mDAU may not accurately reflect the actual number of people or organizations using our platform.
In addition, geographic location data collected for purposes of reporting the geographic location of our mDAU is based on the IP address or phone number associated with the account when an account is initially registered on Twitter. The IP address or phone number may not always accurately reflect a person’s actual location at the time they engaged with our platform. For example, someone accessing Twitter from the location of the proxy server that the person connects to rather than from the person’s actual location.
We regularly review and may adjust our processes for calculating our internal metrics to improve their accuracy.

Forward-Looking Statements
This letter to shareholders contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally relate to future events or Twitter's future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "should," "expects," "plans," "anticipates," "going to," "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential," or "continue," or the negative of these words or other similar terms or expressions that concern Twitter's expectations, strategy, priorities, plans, or intentions. Forward-looking statements in this letter to shareholders include, but are not limited to, statements regarding Twitter’s future financial and operating performance, including its outlook and guidance, and strategies to improve financial and operating performance; the impact of the COVID-19 pandemic and related responses of businesses and governments to the pandemic, as well as the US election, on Twitter’s operations and personnel, on commercial activity and advertiser demand across Twitter’s platform, and on Twitter’s operating results, as well as on worldwide and regional economies; the impact of the US election and other Q4 events on the timing and levels of advertising spending; Twitter’s anticipated strategies, and product and business plans, and its priorities, product initiatives, and product development plans, including actions and disclosures regarding civic and information integrity and the expected benefits of the next-generation MAP and direct response ad format efforts; Twitter’s expectations and strategies regarding the growth of its revenue, including the drivers of such growth, audience, and engagement (including, in each case, any potential impact of COVID-19), advertiser base and spending, and allocation of resources; and Twitter’s expectations regarding future capital expenditures and other expenses, including its SBC expense and the timing of such expense. Twitter's expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected. These risks include the possibility that: the COVID-19 pandemic and related impacts will continue to adversely impact our business, financial condition, and operating results and the achievement of our strategic objectives, as well as the markets in which we operate and worldwide and regional economies; Twitter's total accounts and engagement do not grow or decline; Twitter’s strategies, priorities, or plans take longer to execute than anticipated; Twitter's new products and product features do not meet expectations and fail to drive mDAU growth; advertisers continue to reduce or discontinue their spending on Twitter; data partners reduce or discontinue their purchases of data licenses from Twitter; and Twitter experiences expenses that exceed its expectations. The forward-looking statements contained in this letter to shareholders are also subject to other risks and uncertainties, including those more fully described in Twitter's Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2020 and June 30, 2020, each filed with the Securities and Exchange Commission. Additional information will also be set forth in Twitter's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2020. The forward-looking statements in this letter to shareholders are based on information available to Twitter as of the date hereof, and Twitter disclaims any obligation to update any forward-looking statements, except as required by law.

Non-GAAP Financial Measures
To supplement Twitter's financial information presented in accordance with generally accepted accounting principles in the United States of America, or GAAP, Twitter considers certain financial measures that are not prepared in accordance with GAAP, including revenues excluding foreign exchange effect, which we refer to as on a constant currency basis, non-GAAP income before income taxes, non-GAAP provision (benefit) for income taxes, non-GAAP net income (loss), non-GAAP diluted net income (loss) per share, adjusted EBITDA, non-GAAP costs and expenses, adjusted net income (loss), adjusted diluted net income (loss) per share, and adjusted free cash flow. In order to present revenues on a constant currency basis for the three and nine months ended September 30, 2020, Twitter translated the applicable measure using the prior year's monthly exchange rates for its settlement currencies other than the US dollar. Twitter defines non-GAAP income before income taxes as income (loss) before income taxes adjusted to exclude stock-based compensation expense, amortization of acquired intangible assets, non-cash interest expense related to convertible notes, non-cash expense related to acquisitions, impairment (gain) on investments in privately held companies, restructuring charges, and one-time nonrecurring gain, if any; Twitter defines non-GAAP provision (benefit) for income taxes as the current and deferred income tax expense commensurate with the non-GAAP measure of profitability using the estimated annual effective tax rate, which is dependent on the jurisdictional mix of earnings; and Twitter defines non-GAAP net income (loss) as net income (loss) adjusted to exclude stock-based compensation expense, amortization of acquired intangible assets, non-cash interest expense related to convertible notes, non-cash expense related to acquisitions, impairment (gain) on investments in privately held companies, restructuring charges, and one-time nonrecurring gain, if any, and adjustment to income tax expense based on the non-GAAP measure of profitability using the estimated annual effective tax rate, which is dependent on the jurisdictional mix of earnings. Non-GAAP diluted net income (loss) per share is calculated by dividing non-GAAP net income (loss) by non-GAAP diluted share count. Non-GAAP diluted share count is GAAP basic share count plus potential common stock instruments such as stock options, RSUs, shares to be purchased under employee stock purchase plan, unvested restricted stock, the conversion feature of convertible senior notes, and warrants. Twitter defines adjusted EBITDA as net income (loss) adjusted to exclude stock-based compensation expense, depreciation and amortization expense, interest and other expense, net, provision (benefit) for income taxes, restructuring charges, and one-time nonrecurring gain, if any. Twitter defines non-GAAP costs and expenses as total costs and expenses adjusted to exclude stock-based compensation expense, amortization of acquired intangible assets, non-cash expense related to acquisitions, restructuring charges, and one-time nonrecurring gain, if any. We have presented adjusted net income (loss) solely to exclude the income tax benefit from the establishment of deferred tax assets related to intra-entity transfers of intangible assets in the nine months ended September 30, 2019, and the income tax provision from the establishment of a valuation allowance against the deferred tax assets in the nine months ended September 30, 2020, and no other adjustments were made in the calculation of this measure. Adjusted diluted net income (loss) per share is calculated by dividing adjusted net income (loss) by GAAP diluted share count. Adjusted free cash flow is GAAP net cash provided by operating activities less capital expenditures (i.e., purchases of property and equipment including equipment purchases that were financed through finance leases, less proceeds received from the disposition of property and equipment).

Twitter is presenting these non-GAAP financial measures to assist investors in seeing Twitter's operating results through the eyes of management, and because it believes that these measures provide an additional tool for investors to use in comparing Twitter's core business operating results over multiple periods with other companies in its industry.
Twitter believes that revenues on a constant currency basis, non-GAAP income before income taxes, non-GAAP provision (benefit) for income taxes, non-GAAP net income (loss), non-GAAP diluted net income (loss) per share, adjusted EBITDA, non-GAAP costs and expenses, adjusted net income (loss), and adjusted diluted net income (loss) per share provide useful information about its operating results, enhance the overall understanding of Twitter's past performance and future prospects, and allow for greater transparency with respect to key metrics used by Twitter's management in its financial and operational decision-making. Twitter uses these measures to establish budgets and operational goals for managing its business and evaluating its performance.
Twitter believes that revenues on a constant currency basis is a useful metric that facilitates comparison to its historical performance. Twitter believes that non-GAAP net income (loss), non-GAAP diluted net income (loss) per share, adjusted EBITDA, non-GAAP costs and expenses, adjusted net income (loss), and adjusted diluted net income (loss) per share help identify underlying trends in its business that could otherwise be masked by expenses and one-time gains or charges, or the effects of the income tax benefits related to the establishment of deferred tax assets and the tax provisions from the establishment of a valuation allowance against deferred tax assets described above, which are non-operating benefits and expenses.
In addition, Twitter believes that adjusted free cash flow provides useful information to management and investors about the amount of cash from operations and that it is typically a more conservative measure of cash flows. However, adjusted free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of its ability to fund its cash needs.
These non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. These non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similarly titled measures presented by other companies.

Contacts

Investors:	Press:

Cherryl Valenzuela	Giovanna Falbo

ir@twitter.com	press@twitter.com

TWITTER, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$2,201,073	$1,799,082
Short-term investments	5,479,974	4,839,970
Accounts receivable, net	747,548	850,184
Prepaid expenses and other current assets	160,984	130,839
Total current assets	8,589,579	7,620,075
Property and equipment, net	1,392,720	1,031,781
Operating lease right-of-use assets	828,213	697,095
Intangible assets, net	58,923	55,106
Goodwill	1,289,147	1,256,699
Deferred tax assets, net	792,362	1,908,086
Other assets	137,848	134,547
Total assets	$13,088,792	$12,703,389
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$241,102	$161,148
Accrued and other current liabilities (1)	623,885	500,893
Convertible notes, short-term	905,532	—
Operating lease liabilities, short-term	161,508	146,959
Finance lease liabilities, short-term	3,076	23,476
Total current liabilities	1,935,103	832,476
Convertible notes, long-term	1,858,685	1,816,833
Senior notes, long-term	692,742	691,967
Operating lease liabilities, long-term	727,011	609,245
Deferred and other long-term tax liabilities, net	28,845	24,170
Other long-term liabilities	34,318	24,312
Total liabilities	5,276,704	3,999,003
Stockholders’ equity:
Common stock	4	4
Additional paid-in capital	9,249,956	8,763,330
Accumulated other comprehensive loss	(90,087)	(70,534)
Retained earnings (accumulated deficit)	(1,347,785)	11,586
Total stockholders’ equity	7,812,088	8,704,386
Total liabilities and stockholders’ equity	$13,088,792	$12,703,389

(1) In July 2020, prior to our filing of our Form 10-Q for the second quarter of 2020, we received a draft complaint from the Federal Trade Commission and recorded an accrual of $150.0 million, which is included in accrued and other current liabilities in the consolidated balance sheets, as described in Note 14 in the notes to the consolidated financial statements included in our Form 10-Q for the second quarter of 2020.

TWITTER, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenue	$936,233	$823,717	$2,427,308	$2,451,988
Costs and expenses
Cost of revenue	361,388	281,057	933,464	823,033
Research and development	208,877	178,553	625,071	484,041
Sales and marketing	215,285	226,204	643,858	672,252
General and administrative (1)	94,576	93,758	450,181	259,173
Total costs and expenses	880,126	779,572	2,652,574	2,238,499
Income (loss) from operations	56,107	44,145	(225,266)	213,489
Interest expense	(39,614)	(36,226)	(112,712)	(111,803)
Interest income	17,167	40,348	75,077	123,776
Other income (expense), net	(3,977)	(504)	(12,057)	6,583
Income (loss) before income taxes	29,683	47,763	(274,958)	232,045
Provision (benefit) for income taxes	1,024	11,241	1,082,784	(1,114,841)
Net income (loss)	$28,659	$36,522	$(1,357,742)	$1,346,886
Net income (loss) per share:
Basic	$0.04	$0.05	$(1.73)	$1.75
Diluted	$0.04	$0.05	$(1.73)	$1.72
Weighted-average shares used to compute net income (loss) per share:
Basic	790,827	772,789	785,788	768,719
Diluted	806,383	790,523	785,788	784,443

(1) In July 2020, prior to our filing of our Form 10-Q for the second quarter of 2020, we received a draft complaint from the Federal Trade Commission and recorded $150.0 million in general and administrative expenses in the consolidated statements of operations.

TWITTER, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Cash flows from operating activities
Net income (loss)	$28,659	$36,522	$(1,357,742)	$1,346,886
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization expense	121,983	119,986	366,469	349,076
Stock-based compensation expense	115,969	98,623	346,748	276,729
Amortization of discount on convertible notes	26,673	30,464	74,733	93,251
Bad debt expense	(634)	1,298	16,861	2,661
Deferred income taxes	(6,345)	5,898	(32,382)	68,587
Deferred tax assets establishment related to intra-entity transfers of intangible assets	—	—	—	(1,206,880)
Deferred tax assets valuation allowance establishment	—	—	1,101,374	—
Impairment of investments in privately-held companies	339	—	8,842	1,550
Other adjustments	(2,571)	2,964	(7,756)	(16,502)
Changes in assets and liabilities, net of assets acquired and liabilities assumed from acquisitions:
Accounts receivable	(136,469)	26,695	97,812	93,932
Prepaid expenses and other assets	(27,722)	(18,669)	(24,765)	(21,216)
Operating lease right-of-use assets	43,595	35,688	121,712	104,862
Accounts payable	20,512	(7,859)	(5,722)	(12,599)
Accrued and other liabilities	71,922	39,097	76,497	40,378
Operating lease liabilities	(41,124)	(35,188)	(120,111)	(94,530)
Net cash provided by operating activities	214,787	335,519	662,570	1,026,185
Cash flows from investing activities
Purchases of property and equipment	(290,746)	(170,252)	(577,829)	(389,073)
Proceeds from sales of property and equipment	1,910	1,233	5,815	4,290
Purchases of marketable securities	(1,981,219)	(948,761)	(5,103,983)	(3,940,682)
Proceeds from maturities of marketable securities	1,085,761	1,382,924	3,566,895	4,151,862
Proceeds from sales of marketable securities	66,718	110,026	925,387	173,325
Purchases of investments in privately-held companies	(2,500)	(50,750)	(3,839)	(51,163)
Business combinations, net of cash acquired	—	—	(34,285)	(20,302)
Other investing activities	—	(9,500)	(11,050)	2,281
Net cash provided by (used in) investing activities	(1,120,076)	314,920	(1,232,889)	(69,462)
Cash flows from financing activities
Proceeds from issuance of convertible notes	—	—	1,000,000	—
Debt issuance costs	—	—	(14,662)	—
Repayment of convertible notes	—	(935,000)	—	(935,000)
Taxes paid related to net share settlement of equity awards	(3,726)	(3,757)	(18,344)	(16,695)
Payments of finance lease obligations	(4,117)	(15,694)	(20,573)	(53,627)
Proceeds from exercise of stock options	31	244	454	753
Proceeds from issuances of common stock under employee stock purchase plan	—	—	34,395	25,209
Net cash provided by (used in) financing activities	(7,812)	(954,207)	981,270	(979,360)
Net increase (decrease) in cash, cash equivalents and restricted cash	(913,101)	(303,768)	410,951	(22,637)
Foreign exchange effect on cash, cash equivalents and restricted cash	924	(8,792)	(14,854)	(1,790)
Cash, cash equivalents and restricted cash at beginning of period	3,135,940	2,210,008	1,827,666	1,921,875
Cash, cash equivalents and restricted cash at end of period	$2,223,763	$1,897,448	$2,223,763	$1,897,448
Supplemental disclosures of non-cash investing and financing activities
Common stock issued in connection with acquisitions	$—	$—	$1,312	$—
Changes in accrued property and equipment purchases	$63,400	$(50,932)	$103,649	$26,679
Reconciliation of cash, cash equivalents and restricted cash as shown in the consolidated statements of cash flows
Cash and cash equivalents	$2,201,073	$1,869,444	$2,201,073	$1,869,444
Restricted cash included in prepaid expenses and other current assets	2,251	1,869	2,251	1,869
Restricted cash included in other assets	20,439	26,135	20,439	26,135
Total cash, cash equivalents and restricted cash	$2,223,763	$1,897,448	$2,223,763	$1,897,448

TWITTER, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Non-GAAP net income (loss) and net income (loss) per share:
Net income (loss) (1)	$28,659	$36,522	$(1,357,742)	$1,346,886
Exclude: Provision (benefit) for income taxes	1,024	11,241	1,082,784	(1,114,841)
Income (loss) before income taxes	29,683	47,763	(274,958)	232,045
Stock-based compensation expense	115,969	98,623	346,748	276,729
Amortization of acquired intangible assets	5,424	3,806	17,984	12,509
Non-cash interest expense related to convertible notes	26,673	30,464	74,733	93,251
Impairment on investments in privately-held companies	339	—	8,842	(8,611)
Restructuring charges	—	—	—	(217)
Non-GAAP income before income taxes	178,088	180,656	173,349	605,706
Non-GAAP provision (benefit) for income taxes (2)	26,713	43,820	1,174,944	(1,058,352)
Non-GAAP net income (loss)	$151,375	$136,836	$(1,001,595)	$1,664,058
GAAP basic shares	790,827	772,789	785,788	768,719
Dilutive equity awards (3)	15,556	17,734	—	15,724
Non-GAAP diluted shares (4)	806,383	790,523	785,788	784,443
Non-GAAP diluted net income (loss) per share	$0.19	$0.17	$(1.27)	$2.12
Adjusted EBITDA:
Net income (loss) (1)	$28,659	$36,522	$(1,357,742)	$1,346,886
Stock-based compensation expense	115,969	98,623	346,748	276,729
Depreciation and amortization expense	121,983	119,986	366,469	349,076
Interest and other expense (income), net	26,424	(3,618)	49,692	(18,556)
Provision (benefit) for income taxes	1,024	11,241	1,082,784	(1,114,841)
Restructuring charges	—	—	—	(217)
Adjusted EBITDA	$294,059	$262,754	$487,951	$839,077
Stock-based compensation expense by function:
Cost of revenue	$8,581	$5,757	$23,333	$16,778
Research and development	66,111	53,009	204,686	149,499
Sales and marketing	25,550	23,755	73,572	64,022
General and administrative	15,727	16,102	45,157	46,430
Total stock-based compensation expense	$115,969	$98,623	$346,748	$276,729
Amortization of acquired intangible assets by function:
Cost of revenue	$5,424	$3,806	$17,984	$11,889
Sales and marketing	—	—	—	620
Total amortization of acquired intangible assets	$5,424	$3,806	$17,984	$12,509
Restructuring charges by function:
Cost of revenue	$—	$—	$—	$(13)
Research and development	—	—	—	(73)
Sales and marketing	—	—	—	(87)
General and administrative	—	—	—	(44)
Total restructuring charges	$—	$—	$—	$(217)
Non-GAAP costs and expenses:
Total costs and expenses	$880,126	$779,572	$2,652,574	$2,238,499
Less: stock-based compensation expense	(115,969)	(98,623)	(346,748)	(276,729)
Less: amortization of acquired intangible assets	(5,424)	(3,806)	(17,984)	(12,509)
Less: restructuring charges	—	—	—	217
Total non-GAAP costs and expenses	$758,733	$677,143	$2,287,842	$1,949,478

TWITTER, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)
(Unaudited)
(Continued)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Adjusted free cash flow:
Net cash provided by operating activities	$214,787	$335,519	$662,570	$1,026,185
Less: purchases of property and equipment	(290,746)	(170,252)	(577,829)	(389,073)
Plus: proceeds from sales of property and equipment	1,910	1,233	5,815	4,290
Adjusted free cash flow	$(74,049)	$166,500	$90,556	$641,402
Adjusted net income (loss) and adjusted diluted net income (loss) per share:
Net income (loss) (1)	$28,659	$36,522	$(1,357,742)	$1,346,886
Exclude: benefit from deferred tax asset (5)	—	—	—	(1,206,880)
Exclude: provision for deferred tax assets valuation allowance (6)	—	—	1,101,374	—
Adjusted net income (loss)	$28,659	$36,522	$(256,368)	$140,006
GAAP diluted shares	806,383	790,523	785,788	784,443
Adjusted diluted net income (loss) per share	$0.04	$0.05	$(0.33)	$0.18

(1) In July 2020, prior to our filing of our Form 10-Q for the second quarter of 2020, we received a draft complaint from the Federal Trade Commission and recorded $150.0 million in general and administrative expenses in the consolidated statements of operations.

(2) The non-GAAP benefit from income taxes for the nine months ended September 30, 2019 includes benefits of $1.21 billion from the establishment of deferred tax assets from intra-entity transfers of intangible assets. The non-GAAP provision for income taxes for the nine months ended September 30, 2020 includes a provision of $1.11 billion related to the establishment of a valuation allowance against deferred tax assets.

(3) Gives effect to potential common stock instruments such as stock options, RSUs, shares to be issued under ESPP, unvested restricted stocks and warrants. There is no dilutive effect of the notes or the related hedge and warrant transactions.

(4) GAAP diluted shares are the same as non-GAAP diluted shares for all periods presented.
(5) The benefit from deferred tax asset in the nine months ended September 30, 2019 is primarily related to the establishment of deferred tax assets from intra-entity transfers of intangible assets.
(6) The provision for deferred tax assets valuation allowance in the nine months ended September 30, 2020 is related to the establishment of a valuation allowance against deferred tax assets.

TWITTER, INC.
RECONCILIATION OF GAAP REVENUE TO NON-GAAP CONSTANT CURRENCY REVENUE
(In millions)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Revenue, advertising revenue, data licensing and other revenue, international revenue and international advertising revenue excluding foreign exchange effect (1):
Revenue	$936	$824	$2,427	$2,452
Foreign exchange effect on 2020 revenue using 2019 rates	(1)		4
Revenue excluding foreign exchange effect	$935		$2,431
Revenue year-over-year change percent	14%		(1)%
Revenue excluding foreign exchange effect year-over-year change percent	14%		(1)%

Advertising revenue	$808	$702	$2,053	$2,109
Foreign exchange effect on 2020 advertising revenue using 2019 rates	(1)		4
Advertising revenue excluding foreign exchange effect	$807		$2,057
Advertising revenue year-over-year change percent	15%		(3)%
Advertising revenue excluding foreign exchange effect year-over-year change percent	15%		(2)%

Data licensing and other revenue	$128	$121	$375	$343
Foreign exchange effect on 2020 data licensing and other revenue using 2019 rates	—		—
Data licensing and other revenue excluding foreign exchange effect	$128		$375
Data licensing and other revenue year-over-year change percent	5%		9%
Data licensing and other revenue excluding foreign exchange effect year-over-year change percent	5%		9%

International revenue	$424	$358	$1,081	$1,099
Foreign exchange effect on 2020 international revenue using 2019 rates	(1)		4
International revenue excluding foreign exchange effect	$423		$1,086
International revenue year-over-year change percent	18%		(2)%
International revenue excluding foreign exchange effect year-over-year change percent	18%		(1)%

International advertising revenue	$381	$318	$960	$983
Foreign exchange effect on 2020 international advertising revenue using 2019 rates	(1)		4
International advertising revenue excluding foreign exchange effect	$380		$964
International advertising revenue year-over-year change percent	20%		(2)%
International advertising revenue excluding foreign exchange effect year-over-year change percent	20%		(2)%

(1) The sum of individual metrics may not always equal total amounts indicated due to rounding.